Exhibit 99.1

BONTEX
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                                  NEWS RELEASE
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                                                                  May 23, 2003
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Subject:          BONTEX REORGANIZATION & RESTRUCTURING OF EUROPEAN OPERATIONS
SOURCE:           JAMES C. KOSTELNI, CHAIRMAN OF THE BOARD AND CEO
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        BONTEX, One Bontex Drive, Buena Vista, VA 24416 Tel 540/261-2181
                                Fax 540/261-3784
                            E-mail bontex@bontex.com
      *Bontex SA Belgium* Bontex Italia *Bontex De Mexico*Bontex Hong Kong*
                       Bontex China http://www.bontex.com
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ANNOUNCEMENT

     The Board of Directors for Bontex, Inc. has unanimously approved the reorganization and restructuring of the Company's European operations which will consolidate and centralize the Company's European offices at the EU headquarters of BONTEX S.A. in Stembert, Belgium. BONTEX will continue to maintain a sales office and logistic warehouse in Italy staffed with an experienced sales team. This restructuring is part of BONTEX's on- going effort to increase operating efficiency and reduce costs. This restructuring will also enhance management's oversight of the Company's European operations.

     As part of the restructuring, and as previously announced, Bontex has entered into a contract to sell the building in Italy for 1.6 million euro. The final sale of the building is contingent on several conditions, including the buyer obtaining adequate financing. The sale is expected to be executed on or before June 30, 2003. The net proceeds from the sale will be utilized for debt reduction relating to, among other things, significant fraud losses.

CORPORATE PROFILE

     Bontex, Inc. was originally founded in June 1946 under the laws of the State of New Jersey as a leather processing operation. Today, Bontex, Inc. is a leading worldwide manufacturer and distributor of uncoated and coated elastomeric wet web impregnated fiberboard products, generally described by the trademark BONTEX. BONTEX is primarily used as an insole material in footwear, as well as visorboard in headwear, dielectric sealing base in automotive door panels, backing substrate, stiffener, and laminating base in luggage, leathergoods, and allied products. All BONTEX fiberboard products are designed to be "environmentally-friendly" because BONTEX uses recycled and primary cellulose fibers originally derived from trees, a renewable resource.

     BONTEX manufacturers uncoated and coated BONTEX fiberboard products; breathable cushion foams, which are marketed under the trademarks BON-FOAM, MAXXON, and SURE-FOAM, and are sold in a variety of grades for use as shock absorbing insole material; BON-PEL, a wet web nonwoven substrate, which is exceptionally strong and flexible; BONTEX 48 MA, an uncoated visorboard for use in military headwear, which has been approved by NATICK military laboratory. BONTEX also combines certain products, such as foams, fabrics, and vinyls with BONTEX fiberboard. Additionally, BONTEX is the distributor globally to the footwear industry of an expanded polyurethane material trademarked MAXXON LS. BONTEX also markets to the footwear industry a range of nonwoven products under the Company's trademark BON-STITCH, primarily used as an insole and vamp lining. BONTEX is continuing to embark on repositioning the Company to manufacture and supply a range of advanced material systems to both footwear and non-footwear applications. During the previous three years, the company has successfully introduced several new products, and during the next year, the Company anticipates introducing several additional new products.

     Bontex is ISO 9001 certified, and also has the SATRA Quality Mark on a number of core products, and a SATRA Certified Laboratory.

     The Company maintains global headquarters, manufacturing, and converting facilities at Bontex USA, Buena Vista, Virginia; European headquarters and manufacturing at Bontex S.A., Stembert, Belgium; a distribution operation at Villafranca, Italy; and marketing organizations at Bontex de Mexico, Bontex Vietnam, Bontex, Guangzhou, China, Bontex Hong Kong. Bontex also maintains a network of liaison offices and distributors globally to market Bontex products.

SAFE HARBOR DISCLOSURE

     The foregoing discussion may contain forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. Forward-looking statements include, without limitation, statements about financing plans, cash flows, availability of capital, growth opportunities, benefits from new technologies, financial condition, capital expenditures, future results of operations or market conditions and involve certain risks, uncertainties and assumptions. The words "estimate," "project," "intend," "expect," "believe," and similar expressions are intended to identify forward-looking statements. These and other forward-looking statements are found at various places throughout this report, and you are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements should, therefore, be considered in light of various relevant factors. Actual results may differ materially from these forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, excessive worldwide footwear inventories, a shrinking U.S. domestic market for the Company's products, decreased sales to key customers, increased competition from non-woven materials, the reduction of prices by competitors, the increase in the relative price of the Company's products due to increased pulp and latex prices, energy costs, capital, liquidity, unexpected foreign tax liabilities, the impact of any unusual items resulting from ongoing evaluations of the Company's business strategies, decreases in the Company's borrowing base, increased funding requirements for the Company's pension plan, inability to recover deferred tax assets, a market shift in demand from higher-quality products to more economical grade products and uncertainties in the market place due to terrorism, SARS especially in the Far East, and threat of war on the Korean peninsula.